Exhibit 99.1

Stoke Therapeutics Reports Second Quarter Financial Results and Provides Business Updates

– Dosing up to 30mg complete in the single ascending dose (SAD) portion in the Phase 1/2a MONARCH study of STK-001 in children and adolescents with Dravet syndrome; Enrollment and dosing in the multiple ascending dose (MAD) portion ongoing –

– Third quarter data readout will include 3-month safety, pharmacokinetic (PK), and cerebrospinal fluid (CSF) drug exposure data from patients in the SAD portion of MONARCH, along with modeling of predicted brain exposure –

– Company on-track to initiate an additional Phase 1/2a study (ADMIRAL) of STK-001 up to 70mg in patients with Dravet syndrome across multiple sites in the United Kingdom –

– As of June 30, 2021, Company has $251.4 million in cash, cash equivalents, marketable securities, and restricted cash, anticipated to fund operations into 2024 –

BEDFORD, Mass., August 10, 2021 – Stoke Therapeutics, Inc. (Nasdaq: STOK), a biotechnology company dedicated to addressing the underlying cause of severe diseases by up-regulating protein expression with RNA-based medicines, today reported financial results for the second quarter of 2021 and provided business updates.

“During the first half of 2021, the Stoke team laid the groundwork for important clinical milestones in the second half of this year,” said Edward M. Kaye, M.D., Chief Executive Officer of Stoke Therapeutics. “With dosing now complete up to 30mg in the single ascending dose portion of MONARCH, we are on track to report preliminary safety, PK and CSF data from a planned interim analysis of this portion of the study in the third quarter. By comparing these first in-human results with our modeling data, we expect to get insight into the predicted brain exposure and projected therapeutic dose range of STK-001 in patients with Dravet syndrome. In the coming months, we also expect to treat the first patient with STK-001 in our ADMIRAL study in the United Kingdom, which together with MONARCH, is anticipated to provide a robust early understanding of STK-001 to inform future development plans.”

Dr. Kaye continued, “We continue to advance our pipeline of TANGO antisense oligonucleotides (ASO) and remain on-track to identify a clinical candidate to address the underlying cause of autosomal dominant optic atrophy (ADOA), a severe and progressive genetic disease that causes irreversible vision loss and for which there are no treatment options, by year end.”

Second Quarter 2021 Business Highlights and Recent Developments

•	Dosing is complete in the 10mg, 20mg, and 30mg SAD portion of the Phase 1/2a MONARCH study of STK-001 in children and adolescents with Dravet syndrome.
•	Enrollment and dosing in the MAD portion of MONARCH is ongoing at the 20mg dose level.

•

Dosing of patients is ongoing in SWALLOWTAIL, an open label extension (OLE) study designed to evaluate the long-term safety and tolerability of repeat doses of STK-001 in patients who participated in the Phase 1/2a MONARCH study.

•

In May 2021, the Company presented new preclinical efficacy data for TANGO ASO at The Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting and The American Society of Gene and Cell Therapy (ASGCT) Annual Meeting. The new data, which demonstrated TANGO ASO-mediated OPA1 protein upregulation and improved mitochondrial function in human cells derived from ADOA patients with different OPA1 mutations, supports the Company’s work to develop the first potential disease modifying approach for the treatment of ADOA, the most common inherited optic nerve disorder.

Upcoming Anticipated Milestones

•

Enrollment and dosing in the Phase 1/2a ADMIRAL study of STK-001 for the treatment of children and adolescents ages 2 to up to 18 with Dravet syndrome in the United Kingdom is on-track to begin in the second half of 2021.

•

As part of a planned interim analysis, the Company expects to report modeling data and 3-month safety, PK, and CSF drug exposure data from the SAD portion of the Phase 1/2a MONARCH study of STK-001 in the third quarter of 2021.

•

In the second half of 2021, the Company plans to initiate natural history data collection of people living with ADOA to better understand the natural progression of this disease and to support future clinical development of a TANGO ASO for the treatment of ADOA.

•	Lead optimization on track to identify a clinical candidate for the treatment of ADOA by the end of 2021.
•	The Company remains on track to demonstrate in vivo proof of mechanism and safety for a third TANGO ASO program by the end of 2021.

Second Quarter 2021 and Year-to-Date Financial Results

•	Net loss for the three months ended June 30, 2021 was $22.0 million, or $0.60 per share, compared to $13.0 million, or $0.39 per share, for the same period in 2020.
•	Research and development expenses for the three months ended June 30, 2021 were $14.1 million, compared to $8.0 million for the same period in 2020.
•	General and administrative expenses for the three months ended June 30, 2021 were $8.0 million, compared to $5.0 million for the same period in 2020.
•	Net loss for the six months ended June 30, 2021 was $38.8 million, or $1.06 per share, compared to $24.0 million, or $0.73 per share, for the same period in 2020.
•	Research and development expenses for the six months ended June 30, 2021 were $24.0 million, compared to $15.2 million for the same period in 2020.
•	General and administrative expenses for the six months ended June 30, 2021 were $14.8 million, compared to $9.6 million for the same period in 2020.
•

The increase in expenses for the three and six month periods in 2021 over the same periods in 2020 primarily relate to increases in costs associated with personnel, third party contracts, consulting, facilities and others associated with development activities for STK-001, research on additional therapeutics and growing a public corporation.

•	As of June 30, 2021, Stoke had approximately $251.4 million in cash, cash equivalents, marketable securities and restricted cash, which is anticipated to fund operations into 2024.

About TANGO

TANGO (Targeted Augmentation of Nuclear Gene Output) is Stoke’s proprietary research platform. Stoke’s initial application for this technology are diseases in which one copy of a gene functions normally and the other is mutated, also called haploinsufficiencies. In these cases, the mutated gene does not produce its share of protein, so the body does not function normally. Using the TANGO approach and a deep understanding of RNA science, Stoke researchers design antisense oligonucleotides (ASOs) that bind to pre-mRNA and help the target genes produce more protein. TANGO aims to restore missing proteins by increasing – or stoking – protein output from healthy genes, thus compensating for the non-functioning copy of the gene.

About STK-001

STK-001 is an investigational new medicine for the treatment of Dravet syndrome currently being evaluated in a Phase 1/2a clinical trial. Stoke believes that STK-001, a proprietary antisense oligonucleotide (ASO), has the potential to be the first disease-modifying therapy to address the genetic cause of Dravet syndrome. STK-001 is designed to upregulate NaV1.1 protein expression by leveraging the non-mutant (wild-type) copy of the SCN1A gene to restore physiological NaV1.1 levels, thereby reducing both occurrence of seizures and significant non-seizure comorbidities. Stoke has generated preclinical data demonstrating proof-of-mechanism and proof-of-concept for STK-001. STK-001 has been granted orphan drug designation by the FDA as a potential new treatment for Dravet syndrome.

About Phase 1/2a MONARCH Study (United States)

The MONARCH study is a Phase 1/2a open-label study of children and adolescents ages 2 to 18 who have an established diagnosis of Dravet syndrome and have evidence of a pathogenic genetic mutation in the SCN1A gene. The primary objectives for the study are to assess the safety and tolerability of STK-001, as well as to characterize human pharmacokinetics. A secondary objective is to assess the efficacy as an adjunctive antiepileptic treatment with respect to the percentage change from baseline in convulsive seizure frequency over a 12-week treatment period. Stoke also intends to measure non-seizure aspects of the disease, such as quality of life, as secondary endpoints. Stoke plans to enroll approximately 48 patients in the study across 20 sites in the United States.

Additional information about the MONARCH study can be found at https://www.monarchstudy.com/.

Patients who participated in the MONARCH study are eligible to continue treatment in SWALLOWTAIL, an open label extension (OLE) study designed to evaluate the long-term safety and tolerability of repeat doses of STK-001. Enrollment and dosing in SWALLOWTAIL are underway.

About Phase 1/2a ADMIRAL Study (United Kingdom)

The ADMIRAL study is a Phase 1/2a open-label study of children and adolescents ages 2 to <18 who have an established diagnosis of Dravet syndrome and have evidence of a genetic mutation in the SCN1A gene. The primary objectives for the study are to assess the safety and tolerability of multiple doses of STK-001, as well as to characterize human pharmacokinetics. A secondary objective is to assess the effect of multiple doses of STK-001 as an adjunctive antiepileptic treatment with respect to the percentage change from baseline in convulsive seizure frequency over a 24-week treatment period. Stoke also intends to measure non-seizure aspects of the disease, such as overall clinical status and quality of life, as secondary endpoints. Stoke plans to enroll approximately 22 patients in the study across multiple sites in the United Kingdom. Additional information about the ADMIRAL study can be found at https://www.admiralstudy.com.

About Dravet Syndrome

Dravet syndrome is a severe and progressive genetic epilepsy characterized by frequent, prolonged and refractory seizures, beginning within the first year of life. Dravet syndrome is difficult to treat and has a poor long-term prognosis. Complications of the disease often contribute to a poor quality of life for patients and their caregivers. The effects of the disease go beyond seizures and often include intellectual disability, developmental delays, movement and balance issues, language and speech disturbances, growth defects, sleep abnormalities, chronic infections, disruptions of the autonomic nervous system and mood disorders. The disease is classified as a developmental and epileptic encephalopathy due to the developmental delays and cognitive impairment associated with the disease. Compared with the general epilepsy population, people living with Dravet syndrome have a higher risk of sudden unexpected death in epilepsy, or SUDEP. There are no approved disease modifying therapies for people living with Dravet syndrome. Dravet syndrome affects approximately 35,000 people in the United States, Canada, Japan, Germany, France and the United Kingdom, and it is not concentrated in a particular geographic area or ethnic group.

About Autosomal Dominant Optic Atrophy (ADOA)

Autosomal dominant optic atrophy (ADOA) is the most common inherited optic nerve disorder. It is a rare disease that causes progressive and irreversible vision loss in both eyes starting in the first decade of life. Symptoms typically begin between the ages of 4 and 6 years old, affecting males and females equally. The severity of the condition by adolescence reflects the overall level of visual function to be expected throughout most of the individual’s adult life. Roughly half of people with ADOA fail driving standards and up to 46% are registered as legally blind. ADOA is considered a haploinsufficiency disease, as most people living with ADOA have genetic mutations in the OPA1 gene that result in only half the necessary OPA1 protein being produced. More than 400 OPA1 mutations have been reported in people diagnosed with ADOA. Currently there is no approved treatment for people living with ADOA. ADOA affects approximately one in 30,000 people globally with a higher incidence in Denmark of one in 10,000 due to a founder effect. An estimated 65% to 90% of cases are caused by mutations in the OPA1 gene, most of which lead to a haploinsufficiency resulting in 50% OPA1 protein expression and disease manifestation.

About Stoke Therapeutics

Stoke Therapeutics (Nasdaq: STOK), is a biotechnology company dedicated to addressing the underlying cause of severe diseases by up-regulating protein expression with RNA-based medicines. Using the Company’s proprietary TANGO (Targeted Augmentation of Nuclear Gene Output) approach, Stoke is developing antisense oligonucleotides (ASOs) to selectively restore protein levels. The Company’s first compound, STK-001, is in clinical testing for the treatment of Dravet syndrome, a severe and progressive genetic epilepsy. Dravet syndrome is one of many diseases caused by a haploinsufficiency, in which a loss of ~50% of normal protein levels leads to disease. The Company is pursuing treatment for a second haploinsufficient disease, autosomal dominant optic atrophy (ADOA), the most common inherited optic nerve disorder. Stoke’s initial focus is haploinsufficiencies and diseases of the central nervous system and the eye, although proof of concept has been demonstrated in other organs, tissues, and systems, supporting the Company’s belief in the broad potential for its proprietary approach. Stoke is headquartered in Bedford, Massachusetts with offices in Cambridge, Massachusetts. For more information, visit https://www.stoketherapeutics.com/ or follow the Company on Twitter at @StokeTx.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: our quarter-end results and cash runway; timing and expected progress of clinical trials, data readouts and presentations; preclinical data and study results regarding OPA1 and STK-001; our future operating results, financial position and liquidity; our expectation about timing and execution of anticipated milestones, responses to regulatory authorities, expected nomination of future product candidates and timing thereof; our ability to complete lead optimization of ASOs for ADOA, the timing and results of ADOA preclinical studies, our ability to develop ASOs treat the underlying causes of ADOA and our ability to advance OPA1 as our next preclinical target; our ability to use study data to advance the development of STK-001; the ability of STK-001 to treat the underlying causes of Dravet syndrome; and the ability of TANGO to design medicines to increase protein production and the expected benefits thereof. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning.  These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop, obtain regulatory approval for and commercialize STK-001 and future product candidates, including any potential clinical candidate for OPA1; the timing and results of preclinical studies and clinical trials; the risk that positive results in a clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; failure to protect and enforce our intellectual property, and other proprietary rights; failure to successfully execute or realize the anticipated benefits of our strategic and growth initiatives; risks relating to technology failures or breaches; our dependence on collaborators and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our full control; risks associated with the direct and indirect impacts of the ongoing COVID-19 pandemic on our business, results of operations and financial condition; risks associated with current and potential future healthcare reforms; risks relating to attracting and retaining key personnel; failure to comply with legal and regulatory requirements in the United States and abroad; risks relating to access to capital and credit markets; environmental risks; risks relating to the use of social media for our business; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the U.S. Securities and Exchange Commission. These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

Stoke Media & Investor Contacts:

Dawn Kalmar

Chief Communications Officer

dkalmar@stoketherapeutics.com

781-303-8302

Eric Rojas

Vice President, Investor Relations

IR@stoketherapeutics.com

617-312-2754

Financial Tables Follow

Stoke Therapeutics, Inc.

Condensed consolidated balance sheets

(in thousands, except share and per share amounts)

(unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$169,070	$287,308
Marketable Securities	82,156	—
Prepaid expenses and other current assets	8,612	6,435
Restricted cash - short-term	147	—
Deferred financing costs	117	181
Interest receivable	131	6
Total current assets	$260,233	$293,930
Restricted cash	75	205
Operating lease right-of-use assets	1,258	1,115
Property and equipment, net	2,884	2,675
Total assets	$264,450	$297,925
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$963	$1,495
Accrued and other current liabilities	7,234	9,930
Total current liabilities	$8,197	$11,425
Long term liabilities	1,184	422
Total liabilities	$9,381	$11,847
Commitments and contingencies
Stockholders’ equity
Common stock, par value of $0.0001 per share; 300,000,000 shares authorized, 36,722,669 and 36,577,149 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	4	4
Additional paid-in capital	404,145	396,352
Accumulated other comprehensive loss	(42)	—
Accumulated deficit	(149,038)	(110,278)
Total stockholders’ equity	$255,069	$286,078
Total liabilities and stockholders’ equity	$264,450	$297,925

Stoke Therapeutics, Inc.

Condensed consolidated statements of operations and comprehensive loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	14,095	7,968	24,008	15,183
General and administrative	7,934	5,044	14,848	9,563
Total operating expenses	22,029	13,012	38,856	24,746
Loss from operations	(22,029)	(13,012)	(38,856)	(24,746)
Other income:
Interest income (expense), net	34	39	40	704
Other income (expense), net	28	14	56	44
Total other income	62	53	96	748
Net loss	$(21,967)	$(12,959)	$(38,760)	$(23,998)
Net loss per share, basic and diluted	$(0.60)	$(0.39)	$(1.06)	$(0.73)
Weighted-average common shares outstanding, basic and diluted	36,708,188	33,054,656	36,675,876	32,976,026
Comprehensive loss:
Net loss	$(21,967)	$(12,959)	$(38,760)	$(23,998)
Other comprehensive loss:
Unrealized loss on marketable securities	(42)	—	(42)	—
Total other comprehensive loss	$(42)	$—	$(42)	$—
Comprehensive loss	$(21,925)	$(12,959)	$(38,718)	$(23,998)